Exhibit 99.1

Stereotaxis Reports 2025 Second Quarter Financial Results

St. Louis, MO, August 7, 2025 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the second quarter ended June 30, 2025.

“We are pleased with our commercial results in the quarter. Sequential and year-over-year growth in both recurring and system revenue reflects the early positive impact of our innovations on commercial adoption,” said David Fischel, Chairman and CEO. “This is an exciting milestone rich year with broad-based progress across the late stages of our comprehensive innovation strategy.”

“Recent FDA clearance of MAGiC Sweep was a significant milestone as Stereotaxis’ first FDA clearance for an interventional catheter in nearly 20 years. Initial sales of MAGiC Sweep this quarter will contribute, along with MAGiC and Map-iT, to ramping recurring revenue. We are proud of our recent regulatory successes and continue to expect multiple additional regulatory approvals in the coming weeks and months, in line with previously shared timelines. As we reach key regulatory milestones we are beginning to demonstrate the initial commercial impact of these innovations in supporting revenue growth, improved margins, and earnings accretion.”

“Our progress in establishing a new foundational product ecosystem is transformational clinically, commercially and strategically. Our recently completed equity financing offers us a strengthened balance sheet with which to accelerate adoption of our comprehensive innovation strategy as we reach key milestones. This is a critical year in which we are establishing the healthy foundations for a preeminent high-growth robotic surgery company.”

2025 Second Quarter Financial Results

Revenue for the second quarter of 2025 totaled $8.8 million, a 95% increase compared to $4.5 million in the prior year second quarter and a 18% increase sequentially compared to $7.5 million in the first quarter of 2025. System revenue for the second quarter was $3.0 million, compared to $0.2 million in the prior year second quarter, reflecting partial revenue recognition on two capital systems, including the first commercial GenesisX system. Recurring revenue was $5.8 million, growing 35% compared to $4.3 million in the prior year second quarter, reflecting contributions from Map-iT catheter revenue and the initial launch of MAGiC, Stereotaxis’ proprietary robotically navigated ablation catheter.

Gross margin for the second quarter was 52% of revenue. Recurring revenue gross margin was 68% and system gross margin was 22%. Gross margins remain impacted by acquisition-related accounting that temporarily reduces disposable margin and by fixed overhead allocated over low system production levels.

Operating expenses in the second quarter of $8.6 million include $2.6 million of non-cash charges for stock compensation expense, acquisition related contingent earnout consideration and amortization of acquired intangible assets. Decreased operating expenses include a favorable adjustment on acquisition related contingent earnout consideration. Excluding these non-cash charges, adjusted operating expenses in the quarter were $6.0 million, compared to $6.8 million for adjusted operating expenses in the prior year second quarter. The Company received a $0.5 million Employee Retention Tax Credit reducing current period operating expenses.

Operating loss and net loss in the second quarter of 2025 were ($4.0) million and ($3.8) million, respectively, compared to ($6.0) million and ($5.8) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($1.4) million and ($1.3) million, respectively, compared to ($3.5) million and ($3.3) million in the previous year. Negative free cash flow for the second quarter was ($3.7) million, compared to ($3.1) million in the previous year.

Cash Balance and Liquidity

At June 30, 2025, Stereotaxis had cash and cash equivalents of $7.0 million and no debt. In July, Stereotaxis announced raising $12.5 million in a registered direct financing from a strategic industry partner and institutional investors, with a first closing of $8.5 million completed in July. Incorporating the net proceeds from this offering, Stereotaxis’ proforma cash balance would be $18.8 million in cash and no debt.

Forward Looking Expectations

Stereotaxis reiterates its expectation of double-digit revenue growth for the full year 2025, with system revenue of $2-3 million per quarter and recurring revenue scaling throughout the year to $7 million in the fourth quarter. These revenue expectations assume only modest contributions from GenesisX in Europe and no system revenue from China. Anticipated regulatory milestones and initial commercial launches in 2025 support substantial growth in 2026. Stereotaxis expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and profitably grow.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 7, 2025, at 4:30 p.m. Eastern Time. To access the conference call, dial 888-596-4144 (US and Canada) or 1-646-968-2525 (International) and give the participant pass code 1064613. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Systems	$3,038	$240	$5,002	$2,852
Disposables, service and accessories	5,760	4,262	11,268	8,530
Total revenue	8,798	4,502	16,270	11,382

Cost of revenue:
Systems	2,366	187	4,033	2,087
Disposables, service and accessories	1,853	1,002	3,594	2,016
Total cost of revenue	4,219	1,189	7,627	4,103

Gross margin	4,579	3,313	8,643	7,279

Operating expenses:
Research and development	1,777	2,273	4,127	4,516
Sales and marketing	3,269	3,301	6,417	6,304
General and administrative	4,002	3,760	8,497	7,226
Other	(492)	-	(492)	-
Total operating expenses	8,556	9,334	18,549	18,046
Operating loss	(3,977)	(6,021)	(9,906)	(10,767)

Other expense	(1)	(3)	(1)	(3)
Interest income, net	152	191	258	430
Net loss	$(3,826)	$(5,833)	$(9,649)	$(10,340)
Cumulative dividend on convertible preferred stock	(318)	(325)	(632)	(656)
Net loss attributable to common stockholders	$(4,144)	$(6,158)	$(10,281)	$(10,996)

Net loss per share attributed to common stockholders:
Basic	$(0.05)	$(0.07)	$(0.12)	$(0.13)
Diluted	$(0.05)	$(0.07)	$(0.12)	$(0.13)

Weighted average number of common shares and equivalents:
Basic	87,952,086	84,570,738	87,861,231	84,025,335
Diluted	87,952,086	84,570,738	87,861,231	84,025,335

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,967	$12,217
Restricted cash - current	-	219
Accounts receivable, net of allowance of $582 at 2025 and 2024, respectively	4,393	3,824
Inventories, net	9,608	8,331
Prepaid expenses and other current assets	936	1,848
Total current assets	21,904	26,439
Property and equipment, net	3,284	3,573
Goodwill	3,764	3,764
Intangible assets, net	6,899	7,358
Operating lease right-of-use assets	5,204	5,483
Prepaid and other non-current assets	118	107
Total assets	$41,173	$46,724

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,730	$5,668
Accrued liabilities	1,731	2,922
Deferred revenue	5,843	6,804
Current contingent consideration	5,839	5,638
Current portion of operating lease liabilities	605	570
Total current liabilities	20,748	21,602
Long-term deferred revenue	1,057	2,064
Long-term contingent consideration	6,384	6,126
Operating lease liabilities	5,122	5,436
Other liabilities	1,110	64
Total liabilities	34,421	35,292

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,233 and 21,458 shares outstanding at 2025 and 2024, respectively	5,296	5,352
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 86,004,864 and 85,326,557 shares issued at 2025 and 2024, respectively	86	85
Additional paid-in capital	572,950	567,926
Treasury stock, 4,015 shares at 2025 and 2024	(206)	(206)
Accumulated deficit	(571,374)	(561,725)
Total stockholders’ equity	1,456	6,080
Total liabilities and stockholders’ equity	$41,173	$46,724